Exhibit 99.1

Investor Contact: Roberto Cuca Chief Financial Officer 610-882-1820 investorinfo@orasure.com	Media Contact: Jeanne Mell VP Corporate Communications 484-353-1575 media@orasure.com

ORASURE TECHNOLOGIES APPOINTS LISA NIBAUER

AS INFECTIOUS DISEASE BUSINESS UNIT LEAD

Board Change Also Announced

BETHLEHEM, PA, May 5, 2020 - OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of- care diagnostic tests, specimen collection devices, and microbiome laboratory and analytical services, today announced that Lisa Nibauer has been appointed Executive Vice President, Business Unit Leader, Infectious Disease. She will replace Tony Zezzo, who has announced that he will retire from the Company.  Mr. Zezzo has agreed to work with Ms. Nibauer to ensure smooth and successful transition of duties, while maintaining his current pivotal role in OraSure’s COVID-19 activities.  His official retirement date will be mutually determined. Ms. Nibauer will join the Company on May 11, 2020.

Ms. Nibauer joins OraSure from BD Becton Dickinson, Inc. (“BD”), where she spent eight years, most recently as VP/GM, Global Medication Delivery Solutions. In that role, she had general management responsibility for $1.6 billion in annual revenue and a team of over 300 people globally and was also accountable for the Global Marketing function for the largest business unit in BD. Prior to that, also at BD, Ms. Nibauer held the positions of VP/GM, Global PreAnalytical Systems Business & Global Marketing and Senior Director, Global Blood Collection Acquisition Platform. Prior to joining BD, she held general management, sales and marketing positions with increasing responsibilities at Adlens Beacon Inc., Schering-Plough Consumer Healthcare (Bayer), General Mills, Elf Atochem, and ICI (now part of AstraZeneca, Henkel and AkzoNobel). Ms. Nibauer earned an M.B.A. from UCLA Anderson School of Management and a B.S. in Chemical Engineering from Lehigh University.

Mr. Zezzo has served as OraSure’s Executive Vice President, Business Unit Leader, Infectious Disease since 2017, and prior to that served as Executive Vice President, Marketing and Sales. Mr. Zezzo’s contributions to the company include the commercialization of the OraQuick® HCV Rapid Antibody test, the first FDA-approved, CLIA-waived rapid test for Hepatitis C; and the growth of its HIV business to $43,000,000 in 2019.

Prior to joining OraSure in 2011, Mr. Zezzo was Vice President, North America Sales and Marketing at the Ortho-Clinical Diagnostics division of Johnson & Johnson. He also held a series of sales and marketing positions at Johnson & Johnson.

“This is a bittersweet moment for OraSure. Tony has been instrumental in the success of OraSure’s global portfolio of infectious disease diagnostic products including the Company’s OraQuick® rapid testing platform for HIV, HCV and Ebola, as well as the Company’s Risk Assessment Testing unit. We are grateful for his many contributions and wish him nothing but the best in his retirement,” said OraSure President and CEO, Stephen S. Tang, Ph.D. “At the same time, we are delighted to welcome Lisa and look forward to the impact she will have on this important segment of OraSure’s business. Lisa has 25 years of success leading business teams to drive revenue and profit growth. The combination of her skills and experience with medical devices and consumer healthcare, will make her a valuable addition to OraSure’s executive leadership team.”

The Company also announced today that Charles W. Patrick has notified the Company of his intention to retire from the Company’s Board of Directors, effective May 16, 2020.  Mr. Patrick joined the Board in 2006, currently serves as a Class III Director with a term expiring in 2021and is a member of the Nominating and Corporate Governance Committee and the Audit Committee.

“Chuck has made numerous lasting contributions to the Company during his long and distinguished tenure. We thank him for his dedication and wish him continued success with his future endeavors,” Dr. Tang said.

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate, essential information. Together with its wholly owned subsidiaries (DNA Genotek, CoreBiome, Diversigen and Novosanis), OraSure provides its customers with end-to-end solutions that encompass tools, services and diagnostics. The OraSure family of companies is a leader in the development, manufacture, and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular services solutions designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharma, commercial entities and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com.

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